EXHIBIT 99.2

Perma-Fix Reports 21.3% Increase in Sales, 39.6% Increase in Gross Profit,
89.5% Increase in Operating Income and
Net Income of $14.1 Million, or $0.25 Per Share, for 2011

ATLANTA – March 14, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the fourth quarter and full year ended December 31, 2011.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are pleased to report a strong 2011 with revenue increasing 21.3% to $118.6 million.  Our gross profit increased by 39.6% and our operating income increased by 89.5%.  Revenue for the fourth quarter of 2011 increased by 30.5% compared to the same period last year, due in large part to our acquisition of Safety and Ecology Holdings Corporation and its subsidiaries (SEC).  The integration of SEC is progressing and we are benefitting from the broader scope of services we can now offer our customers in both the government and commercial sectors.”

With the acquisition of SEC, Perma-Fix has made structural and reporting changes resulting in two reporting segments: the Treatment Segment and the Services Segment.  The Treatment Segment is comprised of treatment, processing and disposal services of nuclear, low-level radioactive mixed waste, hazardous and non-hazardous waste. The Services Segment comprises on-site waste management, technical and consulting services.  The previous years’ results have been recast to conform with the change in reportable segments.

Dr. Centofanti continued, “Revenue within our Treatment Segment increased 23.4% to $65.8 million in 2011 due to higher waste volumes. At December 31, 2011 our backlog stood at $14.6 million.  The Services Segment achieved revenue of $52.8 million, an increase of 18.8%, of which, $10.7 million was attributable to our recent acquisition of SEC.”

Dr. Centofanti concluded, “Overall, 2011 was a great year, both financially and operationally.  We completed the acquisition of SEC and now offer a much broader suite of services.  Looking ahead, we plan to leverage these new capabilities and, as a result, have begun much more aggressive bidding on new service contracts.  We anticipate another solid year in 2012.”

Financial Results

Revenue for the fourth quarter of 2011 increased 30.5% to $33.3 million versus $25.5 million for the same period last year. Revenue for the Treatment Segment increased 8.4% to $15.7 million from $14.5 million for the same period in 2010. The $1.2 million increase was derived from an increase in waste processed at our treatment facilities. Revenue from the Services Segment increased to $17.6 million from $11.0 million for the same period in 2010. Revenue generated from the SEC acquisition totaled $10.7 million offset by a decrease in revenue from the DOE Hanford Site of approximately $4.1 million.  Gross profit for the fourth quarter of 2011 increased 8.7% to $6.4 million versus $5.9 million for the fourth quarter of 2010 due to increased treatment waste volume.  Gross margin decreased to 19.2% from 23.1% for the same period last year due to a greater revenue contribution from the Services Segment, which has lower margins than the Treatment Segment.

Operating income for the fourth quarter of 2011 decreased to $1.2 million versus $2.6 million for the fourth quarter of 2010.  Net income attributable to common stockholders for the fourth quarter of 2011 increased to $5.9 million, or $0.10 per share, versus $1.6 million or $0.03 per share, for the same period in 2010.   Net income for the fourth quarter of 2011 included a $4.6 million dollar non cash tax adjustment related to valuation of the Company’s deferred tax assets.

The Company generated EBITDA of $3.0 million from continuing operations during the quarter ended December 31, 2011, as compared to EBITDA of approximately $3.8 million for the same period of 2010. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to income from continuing operations for the three and twelve months ended December 31, 2011 and 2010.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2011	2010	2011	2010
Net Income from Continuing Operations	$5,360	$1,545	$11,800	$3,271

Adjustments:
Depreciation & Amortization	1,457	1,155	4,961	4,530
Interest Income	(18)	(14)	(58)	(65)
Interest Expense	200	174	657	755
Interest Expense - Financing Fees	28	104	207	412
Income Tax (benefit) expense	(4,458)	817	(955)	1,846

EBITDA	$2,569	$3,781	$16,612	$10,749

Fair value of percentage of completion contracts resulting from acquisition	465	—	465	—

Adjusted EBITDA	$3,034	$3,781	$17,077	$10,749

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended		Quarter Ended
	December 31, 2011		December 31, 2010
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$15,721	$17,574	$14,501	$11,012
Gross profit	5,388	1,020	4,114	1,781
Segment profit	6,490	963	1,710	1,435

	Twelve Months Ended		Twelve Months Ended
	December 31, 2011		December 31, 2010
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$65,836	$52,774	$53,363	$44,427
Gross profit	21,299	7,489	12,733	7,882
Segment profit	13,725	5,885	4,481	6,131

Conference Call

Perma-Fix will host a conference call at 12:00 p.m. ET on March 14, 2012.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight on Thursday, March 15, 2012, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 390055.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DoD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DoD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: plan to leverage these new capabilities and anticipate another solid year in 2012.

These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; our ability to obtain new contracts on favorable terms; our ability to perform under contracts that we have and/or will be receiving; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2011 Form 10-K.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Audited)
(Amounts in Thousands, Except for Per Share Amounts)	2011	2010	2011	2010

Net revenues	$33,295	$25,513	$118,610	$97,790
Cost of goods sold	26,887	19,618	89,822	77,175
Gross profit	6,408	5,895	28,788	20,615

Selling, general and administrative expenses	4,735	3,108	15,564	13,361
Research and development	483	186	1,502	921
(Gain) loss on disposal of property and equipment	(15)	(7)	(15)	138
Income from operations	1,205	2,608	11,737	6,195

Other income (expense):
Interest income	18	14	58	65
Interest expense	(200)	(174)	(657)	(755)
Interest expense-financing fees	(28)	(104)	(207)	(412)
Loss on extinguishment of debt	(91)	—	(91)	—
Other	(2)	18	5	24
Income from continuing operations before taxes	902	2,362	10,845	5,117
Income tax (benefit) expense	(4,458)	817	(955)	1,846
Income from continuing operations	5,360	1,545	11,800	3,271

Income (loss) income from discontinued operations, net of taxes	784	45	777	(663)
(Loss) gain on disposal of discontinued operations, net of taxes	(268)	—	1,509	—
Net income	$5,876	$1,590	$14,086	$2,608

Less: net income attributable to noncontrolling interest	22	—	22	—

Net income attributable to common stockholders	5,854	1,590	14,064	2,608

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:

Continuing operations	$.09	$.03	$.21	$.06
Discontinued operations	.01	—	.01	(.01)
Disposal of discontinued operations	—	—	.03	—
Net income per common share	$.10	$.03	$.25	$.05

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:

Continuing operations	$.09	$.03	$.21	$.06
Discontinued operations	.01	—	.01	(.01)
Disposal of discontinued operations	—	—	.03	—
Net income per common share	$.10	$.03	$.25	$.05

Number of common shares used in computing net income (loss) per common share:
Basic	55,765	55,068	55,295	54,947
Diluted	55,781	55,090	55,317	55,030

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(AUDITED)

	December 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2011	2010

ASSETS
Current assets:
Cash	$12,055	$101
Restricted cash	1,535	35
Account receivable, net of allowance for doubtful accounts of $228 and $215	19,106	8,541
Unbilled receivables	9,871	9,436
Other current assets	6,089	3,335
Deferred tax assets - current	2,426	1,734
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $48 and $97	693	2,034
Total current assets	51,775	25,216

Net property and equipment	39,835	40,443
Property and equipment of discontinued operations, net of accumulated depreciation of $62 and $755, respectively	1,650	4,209
Deferred tax asset, net of liabilities	1,295	—
Intangibles and other assets	69,548	54,257
Intangibles and other assets related to discontinued operations	—	1,190
Total assets	$164,103	$125,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	38,029	20,214
Current liabilities related to discontinued operations	2,197	2,673
Total current liabilities	40,226	22,887

Long-term liabilities	27,554	20,850
Long-term liabilities related to discontinued operations	1,775	3,074
Total liabilities	69,555	46,811
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,068,248 and 55,106,180 shares issued, respectively; 56,030,038 and 55,067,970outstanding, respectively	56	55
Additional paid-in capital	102,411	100,821
Accumulated deficit	(9,505)	(23,569)
Accumulated other comprehensive income	(3)
Less Common Stock in treasury at cost: 38,210 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	92,871	77,219
Noncontrolling interest	392	—
Total stockholders' equity	93,263	77,219

Total liabilities and stockholders' equity	$164,103	$125,315